FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This First Amendment ("Amendment") to the Distribution Agreement (the "Agreement") dated as of June 11, 2014, by and between Absolute Shares Trust, a Delaware statutory trust (the "Trust"), and Foreside Fund Services, LLC, a Delaware limited liability company ("Foreside"), is entered into as of August 5, 2015 (the "Effective Date").

WHEREAS, Foreside and the Trust desire to amend Exhibit A of the Agreement to reflect the addition of a new fund, WBI Tactical Rotation Shares; and

WHEREAS, Foreside and the Trust desire to amend Exhibit A of the Agreement to reflect the name change of several existing funds and depict last Board approval date and effective date of name changes; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Foreside and the Trust hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit A of the Agreement is hereby amended and replaced with the attached Appendix A, to reflect the addition of the WBI Tactical Rotation Shares Fund and the change in names of certain funds.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ABSOLUTE SHARES TRUST By: /s/ Don Schreiber, Jr. Name: Don Schreiber, Jr. Title: President	FORESIDE FUND SERVICES, LLC By: Mark A. Fairbanks Mark A. Fairbanks, President

APPENDIX A

EXHIBIT A

Exhibit Last Amended as of August 5, 2015;
Name Changes Effective as of October 31, 2015

WBI Tactical SMG Shares (f/k/a WBI SMID Tactical Growth Shares)
WBI Tactical SMV Shares (f/k/a WBI SMID Tactical Value Shares)
WBI Tactical SMY Shares (f/k/a WBI SMID Tactical Yield Shares)
WBI Tactical SMS Shares (f/k/a WBI SMID Tactical Select Shares)
WBI Tactical LCG Shares (f/k/a WBI Large Cap Tactical Growth Shares)
WBI Tactical LCV Shares (f/k/a WBI Large Cap Tactical Value Shares)
WBI Tactical LCY Shares (f/k/a WBI Large Cap Tactical Yield Shares)
WBI Tactical LCS Shares (f/k/a WBI Large Cap Tactical Select Shares)
WBI Tactical Income Shares
WBI Tactical High Income Shares
WBI Tactical Rotation Shares